SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): AUGUST 28, 1996


                               RECOTON CORPORATION
               (Exact Name of Registrant as Specified in Charter)


    NEW YORK                  0-5860            11-1771737
(State or Other Jurisdic   (Commission       (IRS Employer
 tion of incorporation)     File Number)    Identification No.)



                  2950 LAKE EMMA ROAD, LAKE MARY, FLORIDA 32746
          (Address of Principal Executive Offices, including Zip Code)


Registrant's telephone number, including area code:  407-333-8900

                                N.A.
    (Former Name or Former Address, if Changed Since Last Report)

Item 2.           ACQUISITION OR DISPOSITION OF ASSETS.

         On August 28, 1996, the Company acquired International Jensen Incorporated ("Jensen"), a Delaware corporation, and its U.S. and foreign operations, exclusive, however, of its original equipment manufacturing business (the "OEM Business"). Jensen, renamed Recoton Audio Corporation ("Recoton Audio"), is an Illinois-based international designer, assembler and marketer of home and car stereo loudspeakers, car stereo players and amplifiers sold under the Advent(R), Jensen(R), Phase Linear(R), and NHT(R) (Now Hear This) and in Europe, Mac Audio(TM) and Magnat(R) brand names. The Company also acquired the AR(R)/Acoustic Research(R) trademarks in the transaction, which marks previously had been licensed by Jensen to the Company.

         Recoton Audio's speaker assembly operations are in Benicia, California; its research and development and warehousing operations are in Schiller Park, Illinois; and its corporate headquarters are in Lincolnshire, Illinois. Recoton Audio's subsidiaries have operations in Germany and Italy and sales offices in the United Kingdom and Japan.

         The acquisition was accomplished through the merger of RC Acquisition Sub, Inc., a wholly-owned Delaware subsidiary of the Company, with and into Jensen. The merger was preceded by the sale of Jensen's OEM Business, including Jensen's component manufacturing facilities, to IJI Acquisition Corp. ("IJI Acquisition") and the sale of the OEM Business receivables to Harris Trust and Savings Bank, both sales yielding an aggregate of approximately $18.4 million (subject to final balance sheet adjustments), with IJI Acquisition also assuming related debt. IJI Acquisition was renamed International Jensen Incorporated after the acquisition of Jensen by the Company. IJI Acquisition's sole stockholder is Robert G. Shaw ("Shaw"), the former Chairman of the Board, President and Chief Executive Officer of Jensen.

         In payment for the purchase of each share of common stock of Jensen ("Jensen Common Stock"), the shareholders of Jensen other than Shaw and William Blair Leverage Fund, L.P. ("WBLCF") received the right to $11.00 in cash; for each share of Jensen Common Stock, Shaw and WBLCF received the right to $8.90 in cash. The aggregate merger consideration paid to the Jensen stockholders was approximately $56 million. Jensen, immediately after the merger, had approximately $28 million in liabilities. The purchase price was determined through negotiations between Recoton and Jensen and, with respect to payments to Shaw and WBLCF, through negotiations between Recoton and Shaw and WBLCF.

         Bridge financing for the acquisition and related costs in the approximate amount of $60 million was provided by The Chase Manhattan Bank and other lenders party to a $120 million credit facility (the "Facility") pursuant to a Credit Agreement dated as of August 27, 1996. The Facility can also be used, within certain limits, to repay certain existing indebtedness of Recoton and Jensen, to provide working capital, for letters of credit and, within certain limits, for financing additional acquisitions. The Company anticipates making a private placement of senior notes to refinance that portion of the Facility used for the acquisition and for other corporate purposes.

         The facilities, equipment and other physical property of Jensen which were acquired are used for the assembly, development and marketing of inventory; the Company plans to continue to use these assets for such purpose.

         Recoton Audio and IJI Acquisition are parties to a number of agreements, including a Management Services Agreement, a Supply and Services Agreement, a Shared Facilities Agreement, a Non- Competition Agreement, and a License Agreement. Pursuant to the Management Services Agreement, which has an initial term of one year and is automatically renewed unless otherwise terminated, Shaw and certain other employees of the Company or Recoton Audio are authorized to perform various managerial and administrative services for IJI Acquisition during the course of their employment by the Company or Recoton Audio. The Supply and Services Agreement provides for IJI Acquisition to supply Recoton Audio's requirements for certain products and services for a term of twelve months. The Shared Facilities Agreement governs the use of facilities in Schiller Park and Lincolnshire, Illinois leased by Recoton Audio but also used by IJI Acquisition; such agreement may be terminated by IJI Acquisition at any time on six-month's notice and by Recoton Audio at any time after six months on six month's notice. The Non-Competition Agreement provides that Recoton Audio and IJI Acquisition each will not compete in certain areas of each other's business, with certain exceptions. Pursuant to the License Agreement, Recoton Audio has granted IJI Acquisition a ten-year, world-wide royalty-bearing license to use the trademarks of Recoton Audio Corporation in OEM Business applications in the automotive, truck, recreation vehicle, aircraft or other motorized vehicle markets.

         Pursuant to a previously-executed employment agreement, Robert G. Shaw was engaged as the President and Chief Executive Officer of Recoton Audio and as an executive officer of the Company. Mr. Shaw also has joined the Boards of Directors of the Company and Recoton Audio.


Item 7.           FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
                   INFORMATION AND EXHIBITS

         a. FINANCIAL STATEMENTS OF BUSINESS ACQUIRED (filed herewith)

                  1.       International Jensen Incorporated and
                           Subsidiaries Consolidated Financial Statements:

                           (a) Report of Independent Accountants Coopers & Lybrand, L.L.P. dated May 24, 1996.

                           (b) Consolidated Balance Sheets as of February 29, 1996 and February 28, 1995.

                           (c) Consolidated Statements of Operations for each of the three years in the period ended February 29, 1996.

                           (d) Consolidated Statements of Cash Flows for each of the three years in the period ended February 29, 1996.

                           (e) Consolidated Statements of Shockholders' Equity for each of the three years in the period ended February 29, 1996.

                           (f)      Notes to Consolidated Financial Statements.

         b.       PRO FORMA FINANCIAL INFORMATION

                  It is currently impractical to provide the required pro FORMA financial information; such information will be filed by amendment on or prior to 60 days from the date hereof.

         c.       EXHIBITS

                  1. Fourth Amended and Restated Agreement and Plan of Merger Agreement among Recoton Corporation, RC Acquisition Sub, Inc. and International Jensen Incorporated dated as of January 3, 1996, but executed on June 23, 1996 (incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K for an event occurring on June 23, 1996).

                  2. Certificate of Merger of RC Acquisition Sub, Inc. into International Jensen Incorporated dated August 28, 1996.

                  3. Third Amended and Restated Agreement for Purchase and Sale of Assets of the OEM Business among International Jensen Incorporated and IJI Acquisition, Inc. dated as of January 3, 1996, but executed on June 23, 1996 (incorporated by reference to Exhibit 2.2 of International Jensen Incorporated's Current Report on Form 8-K for an event occurring on June 23, 1996).

                  4. Receivables Sales Agreement among International Jensen Incorporated, IJI Acquisition Corp. and Harris Trust and Savings Bank dated as of August 28, 1996.

                  5. Credit Agreement among Recoton Corporation, The Chase Manhattan Bank, and the Lenders made party thereto dated as of August 27, 1996.

                  6. Management Services Agreement among IJI Acquisition Corp. and International Jensen Incorporated dated August 28, 1996.

                  7. Supply and Services Agreement among IJI Acquisition Corp. and International Jensen Incorporated dated August 28, 1996.

                  8. Shared Facilities Agreement among IJI Acquisition Corp. and International Jensen Incorporated dated August 28, 1996.

                  9. Non-Competition Agreement among IJI Acquisition Corp. and International Jensen Incorporated dated August 28, 1996.

                  10. License Agreement among IJI Acquisition Corp. and International Jensen Incorporated dated August 28, 1996.

                  11. Employment Agreement among Recoton Corporation and Robert G. Shaw dated as of May 1, 1996 (incorporated by reference to Exhibit 10.4 of the Registrant's Current Report on Form 8-K for an event occurring on May 1, 1996).

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the unmdersigned hereunto duly authorized.


                                         RECOTON CORPORATION


                                         By: /s/ Stuart Mont
                                             Name: Stuart Mont
                                             Title: Chief Operating Officer and
                                                    Executive Vice President
                                                    Operations

Dated:  September 11, 1996

                                  EXHIBIT INDEX


         1. Fourth Amended and Restated Agreement and Plan of Merger Agreement among Recoton Corporation, RC Acquisition Sub, Inc. and International Jensen Incorporated dated as of January 3, 1996, but executed on June 23, 1996 (incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K for an event occurring on June 23, 1996).

         2. Certificate of Merger of RC Acquisition Sub, Inc. into International Jensen Incorporated dated August 28, 1996.

         3. Third Amended and Restated Agreement for Purchase and Sale of Assets of the OEM Business among International Jensen Incorporated and IJI Acquisition, Inc. dated as of January 3, 1996, but executed on June 23, 1996 (incorporated by reference to Exhibit 2.2 of International Jensen Incorporated's Current Report on Form 8-K for an event occurring on June 23, 1996).

         4. Receivables Sales Agreement among International Jensen Incorporated, IJI Acquisition Corp. and Harris Trust and Savings Bank dated as of August 28, 1996.

         5. Credit Agreement among Recoton Corporation, The Chase Manhattan Bank, and the Lenders made party thereto dated as of August 27, 1996.

         6. Management Services Agreement among IJI Acquisition Corp. and International Jensen Incorporated dated August 28, 1996.

         7. Supply and Services Agreement among IJI Acquisition Corp. and International Jensen Incorporated dated August 28, 1996.

         8.       Shared Facilities Agreement among IJI Acquisition
                  Corp. and International Jensen Incorporated dated August 28, 1996.

         9. Non-Competition Agreement among IJI Acquisition Corp. and International Jensen Incorporated dated August 28, 1996.

         10. License Agreement among IJI Acquisition Corp. and International Jensen Incorporated dated August 28, 1996.

         11. Employment Agreement among Recoton Corporation and Robert G. Shaw dated as of May 1, 1996 (incorporated by reference to Exhibit 10.4 of the Registrant's Current Report on Form 8-K for an event occurring on May 1,
                  1996).

Item 7(a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

      REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and
Board of Directors of
International Jensen Incorporated

     We have audited the accompanying consolidated balance sheets of International Jensen Incorporated and Subsidiaries ("the Company") as of February 29, 1996 and February 28, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended February 29, 1996 and February 28, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Jensen Incorporated and Subsidiaries as of February 29, 1996 and February 28, 1995, and the consolidated results of their operations and their cash flows for the years ended February 29, 1996 and February 28, 1995 and 1994, in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the consolidated financial statements, in fiscal 1994 the Company changed its method of accounting for income taxes.


                               /s/ COOPERS & LYBRAND L.L.P.


Chicago, Illinois
May 24, 1996

CONSOLIDATED BALANCE SHEETS
INTERNATIONAL JENSEN INCORPORATED AND SUBSIDIARIES


                                                                         FEBRUARY 29,      FEBRUARY 28,
ASSETS   (Dollars in thousands, except per share amounts)                   1996              1995
- -------------------------------------------------------------------------------------------------------
Current assets:
   Cash and cash equivalents..........................................      $4,416           $5,456
   Accounts receivable, net of allowance for
      doubtful accounts of $2,387 and $2,157, respectively............      50,251           48,279
   Inventories........................................................      39,615           50,467
   Deferred income taxes..............................................       3,715            4,429
   Other current assets...............................................       4,342            3,959
                                                                          --------         --------
      Total current assets............................................     102,339          112,590
                                                                          --------         --------

Property, plant and equipment:
   Land...............................................................         160              158
   Buildings..........................................................       4,162            3,346
   Machinery and equipment............................................      25,283           22,749
   Furniture and fixtures.............................................       7,199            7,207
                                                                          --------         --------
                                                                            36,804           33,460
   Less accumulated depreciation......................................      18,996           14,896
                                                                          --------         --------
                                                                            17,808           18,564
                                                                          --------         --------
Deferred income taxes.................................................       4,272            3,257
Goodwill, net ........................................................       6,862            6,969
Other assets..........................................................       1,353            1,168
                                                                          --------         --------
   Total assets.......................................................    $132,634         $142,548
                                                                          --------         --------
                                                                          --------         --------

LIABILITIES AND
STOCKHOLDERS' EQUITY
- -------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
   Short-term borrowings..............................................     $27,391          $28,998
   Accounts payable...................................................      12,027           15,149
   Current maturities of long-term debt...............................          49              115
   Long-term debt reclassified as current.............................      15,000               --
   Accrued taxes......................................................       2,211              543
   Current deferred income taxes......................................         441              295
   Accrued profit sharing.............................................       1,380            3,273
   Other accrued liabilities..........................................      13,719           15,541
                                                                          --------         --------
      Total current liabilities.......................................      72,218           63,914

Long-term debt........................................................         859           15,881
Noncurrent deferred income taxes .....................................          20            2,207
Other noncurrent liabilities..........................................         388              320
Excess of fair value of acquired net assets over cost, net............       4,434            5,982
                                                                          --------         --------
      Total liabilities...............................................      77,919           88,304
                                                                          --------         --------

Commitments and contingencies
Stockholders' equity:
   Preferred stock, $.10 par value; 5,000,000
      shares authorized; none issued .................................          --               --
   Common stock, $.01 par value; 10,000,000 shares authorized;
      5,929,811  shares issued........................................          59               59
   Additional paid-in capital.........................................      18,116           17,968
   Equity adjustment from foreign currency translation ...............       1,454              297
   Retained earnings..................................................      35,732           36,615
                                                                          --------         --------
                                                                            55,361           54,939
   Treasury stock at cost 195,044 and 226,056 shares, respectively....        (646)            (695)
                                                                          --------         --------
      Total stockholders' equity......................................      54,715           54,244
                                                                          --------         --------
      Total liabilities and stockholders' equity......................    $132,634         $142,548
                                                                          --------         --------
                                                                          --------         --------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF OPERATIONS
INTERNATIONAL JENSEN INCORPORATED AND SUBSIDIARIES

                                                                              YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                                             FEBRUARY 29,  FEBRUARY 28,  FEBRUARY 28,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                 1996         1995          1994
- ---------------------------------------------------------------------------------------------------------------------
Net sales....................................................................    $249,695    $252,772      $220,601
Cost of goods sold...........................................................     183,065     178,387       158,166
                                                                                 --------    --------      --------
     Gross profit............................................................      66,630      74,385        62,435
Selling and marketing........................................................      46,698      43,772        36,169
Administration...............................................................      17,262      16,896        18,058
Restructuring charge.........................................................          --          --         6,200
                                                                                 --------    --------      --------
     Operating income........................................................       2,670      13,717         2,008
                                                                                 --------    --------      --------
Interest income..............................................................        (278)       (401)         (335)
Interest expense.............................................................       4,574       3,293         2,167
Other income-net ............................................................        (225)       (396)         (265)
                                                                                 --------    --------      --------
                                                                                    4,071       2,496         1,567
                                                                                 --------    --------      --------
Income (loss) before provision for income taxes and cumulative effect of
   accounting change.........................................................      (1,401)     11,221           441
Provision for (benefit from) income taxes....................................        (518)      4,279           869
                                                                                 --------    --------      --------
     Income (loss) before cumulative effect of accounting change.............        (883)      6,942          (428)
Cumulative effect of accounting change.......................................          --          --         3,595
                                                                                 --------    --------      --------
     Net income (loss).......................................................       ($883)     $6,942        $3,167
                                                                                 --------    --------      --------
                                                                                 --------    --------      --------

Per common share:
     Income (loss) before cumulative effect of accounting change.............      ($0.15)      $1.21        ($0.08)
     Cumulative effect of accounting change..................................          --          --          0.63
                                                                                 --------    --------      --------
     Net income (loss).......................................................      ($0.15)      $1.21         $0.55
                                                                                 --------    --------      --------
                                                                                 --------    --------      --------
Weighted average shares of common stock outstanding..........................   5,711,888   5,757,762     5,737,174
- ---------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.



CONSOLIDATED STATEMENTS OF CASH FLOWS
INTERNATIONAL JENSEN INCORPORATED AND SUBSIDIARIES

                                                                              YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                                             FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,
(DOLLARS IN THOUSANDS)                                                          1996           1995           1994
- -----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss) income . . . . . . . . . . . . . . . . . . . . . . . . . . . .        ($883)        $6,942         $3,167
                                                                                  -------        -------        -------
Adjustments to reconcile net (loss) income to net cash provided by
  (used in) operating activities:
     Depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5,064          4,612          4,019
     Amortization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (974)        (1,045)        (1,383)
     Provision for doubtful accounts . . . . . . . . . . . . . . . . . . . .        1,405          1,137          2,341
     Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . .       (1,941)         1,859         (1,747)
     Provision for restructuring charges . . . . . . . . . . . . . . . . . .           --             --          6,200
     Cumulative effect of accounting change . . . . . . . . . . . . . . . . .          --             --         (3,595)
     Changes in assets and liabilities:
        Restricted cash . . . . . . . . . . . . . . . . . . . . . . . . . . .          --          4,000         (4,000)
        Accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . .      (3,248)        (7,341)        (2,748)
        Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11,633         (9,570)        (2,926)
        Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . .       (3,379)           628         (1,039)
        Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (3,891)        (4,419)         1,939
                                                                                  -------        -------        -------
           Total adjustments . . . . . . . . . . . . . . . . . . . . . . . .        4,669        (10,139)        (2,939)
                                                                                  -------        -------        -------
           Net cash provided by (used in) operating activities . . . . . . .        3,786         (3,197)           228
                                                                                  -------        -------        -------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . .      (4,194)        (7,851)        (6,306)
   Payment for the purchase of Mac Audio, net of cash acquired . . . . . . .           --             --         (3,006)
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           20           (184)           (97)
                                                                                  -------        -------        -------
     Net cash used in investing activities . . . . . . . . . . . . . . . . .       (4,174)        (8,035)        (9,409)
                                                                                  -------        -------        -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of long-term debt, net of debt issuance costs . . .          --         14,770             --
   Principal payments on long-term debt . . . . . . . . . . . . . . . . . . .         (71)          (138)           (34)
   Proceeds (payments) under revolving credit arrangements, net . . . . . . .      (3,996)        (5,659)        16,832
   Proceeds from short-term note agreement . . . . . . . . . . . . . . . . .        2,000             --             --
   Proceeds from the issuance of stock . . . . . . . . . . . . . . . . . . .          197             56             51
   (Decrease) in cash overdraft . . . . . . . . . . . . . . . . . . . . . . .          --             --         (1,615)
                                                                                  -------        -------        -------
     Net cash (used in) provided by financing activities . . . . . . . . . .       (1,870)         9,029         15,234
                                                                                  -------        -------        -------

     Effect of foreign currency on cash . . . . . . . . . . . . . . . . . . .       1,218          1,291            315

Net (decrease) increase in cash . . . . . . . . . . . . . . . . . . . . . . .      (1,040)          (912)         6,368
Cash and cash equivalents at beginning of year . . . . . . . . . . . . . . .        5,456          6,368             --
                                                                                  -------        -------        -------
Cash and cash equivalents at end of year . . . . . . . . . . . . . . . . . .       $4,416         $5,456         $6,368
                                                                                  -------        -------        -------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for:
     Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $4,622         $2,934         $1,935
     Income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $4,943         $6,346         $2,103
   Cash received during the year from:
     Income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $2,715             --             --



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
INTERNATIONAL JENSEN INCORPORATED AND SUBSIDIARIES



                                                 COMMON STOCK               EQUITY ADJUSTMENT
                                                 OUTSTANDING     ADDITIONAL    FROM FOREIGN                              TOTAL
                                              ------------------  PAID-IN       CURRENCY        RETAINED   TREASURY  STOCKHOLDERS'
(DOLLARS IN THOUSANDS)                         SHARES    AMOUNT   CAPITAL      TRANSLATION      EARNINGS     STOCK       EQUITY
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
Balance at February 28, 1993 . . . . . . .   5,682,645    $59     $17,894        ($1,285)       $26,506      ($728)     $42,446
Net income . . . . . . . . . . . . . . . .          --     --          --             --          3,167         --        3,167
Foreign currency translation adjustment  .          --     --          --           (138)            --         --         (138)
Stock options exercised  . . . . . . . . .      10,537     --          34             --             --         17           51
Balance at February 28, 1994 . . . . . . .   5,693,182     59      17,928         (1,423)        29,673       (711)      45,526
                                             ---------  -----    --------        -------        -------       -----     -------
Net income . . . . . . . . . . . . . . . .          --     --          --             --          6,942         --        6,942
Foreign currency translation adjustment  .          --     --          --          1,720             --         --        1,720
Stock options exercised  . . . . . . . . .      10,573     --          40             --             --         16           56
                                             ---------  -----    --------        -------        -------       -----     -------
Balance at February 28, 1995 . . . . . . .   5,703,755     59      17,968            297         36,615       (695)      54,244
Net (loss) . . . . . . . . . . . . . . . .          --     --          --             --           (883)        --         (883)
Foreign currency translation adjustment  .          --     --          --          1,157             --         --        1,157
Stock issued out of Treasury Shares             13,545     --          89             --                        21          110
Stock options exercised  . . . . . . . . .      17,467     --          59             --             --         28           87
                                             ---------  -----    --------        -------        -------       -----     -------
Balance at February 29, 1996 . . . . . . .   5,734,767    $59     $18,116         $1,454        $35,732      ($646)     $54,715
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED
FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


1. COMPANY

     The Company, headquartered in Lincolnshire, Illinois, is a designer, manufacturer and marketer of quality loudspeakers, related audio products and speaker components.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. European operations maintain a calendar year accounting period which is consolidated with the Company's fiscal period. Intercompany balances and transactions are eliminated in consolidation.

ACCOUNTING ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION
Assets and liabilities of foreign operations are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52.
Accordingly, all assets and liabilities are translated at current rates of exchange and operating transactions are translated at weighted average rates during the year. Translation gains and losses are not included in the determination of net income but are accumulated as a separate component of stockholders' equity.

CASH EQUIVALENTS
The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents. The Company invests excess cash in commercial paper and bank certificates of deposit. The commercial paper has a favorable investment rating and the bank certificates of deposit are at institutions which management believes have strong credit ratings.

CONCENTRATIONS OF CREDIT RISK
The Company sells products to domestic and foreign original equipment manufacturers, chain stores, distributors and other customers and extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

INVENTORIES
Inventories are stated at the lower of cost or market. Cost is determined principally on the last-in, first-out basis (LIFO). The first-in, first-out basis (FIFO) is utilized for approximately 48% and 44% of ending inventory at February 29, 1996 and February 28, 1995, respectively.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment acquired are stated at cost and depreciated over their estimated useful lives on the straight-line basis. Expenditures for improvements are capitalized, while maintenance and repairs are charged against operations as incurred.

Upon retirement or other disposition, cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations.

IMPAIRMENT OF LONG-LIVED ASSETS
In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

STOCK BASED COMPENSATION
The Company applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" for its stock-based compensation programs and does not intend to adopt the fair value accounting rules as premitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, the Company intends to adopt the disclosure provisions of SFAS 123 beginning in Fiscal 1997.

EXCESS OF FAIR VALUE OF ACQUIRED NET ASSETS OVER COST
In connection with the management buy-out of the Company in November 1988, certain purchase accounting adjustments were made to reflect that the purchase price was lower than fair market value of the net assets acquired. All non-current assets were written down to zero for financial reporting. The excess fair value of acquired net assets over cost is being amortized over 10 years on the straight-line basis. Accumulated amortization at February 29, 1996 and February 28, 1995, was $11,711 and $10,163, respectively.

GOODWILL
Goodwill represents the excess of the cost of acquired assets over their fair value and is being amortized over 20 years on the straight-line basis. Accumulated amortization at February 29, 1996 and February 28, 1995, was $1,055 and $581, respectively.

INCOME TAXES
Effective March 1, 1993 the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. In addition, the amount of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be realized.

As of March 1, 1993 the Company recorded a tax benefit of approximately
$3.6 million or $0.63 per share, which amount represents the net increase to the deferred tax asset as of that date. Such amount has been reflected in the consolidated statement of operations as the cumulative effect of an accounting change.

NET (LOSS) INCOME PER SHARE
Consolidated net income per share of the Company is based on the weighted average number of common shares and common equivalent shares outstanding during each year. Common equivalent shares include shares subject to stock options and are calculated using the treasury stock method. Consolidated net loss per share is based upon the weighted average number of common shares outstanding.

DERIVATIVE FINANCIAL INSTRUMENTS
Forward exchange contracts are used to hedge net transaction exposures. The Company defers unrealized gains or losses until the completion of the contract. The Company's program to hedge net foreign currency transaction exposures is designed to protect operating results and cash flows from potential adverse effects of foreign currency fluctuations related to intercompany and selected third party transactions. The hedging activities seek to limit this risk by offsetting the gains and losses on the underlying exposures with losses and gains on the instruments utilized to create the hedge. Outstanding contracts at February 29, 1996 and February 28, 1995, are not material.

RECLASSIFICATIONS
Certain amounts were reclassified to conform to the fiscal 1996 presentations. The reclassifications had no effect on reported equity or net income.

ADVERTISING COSTS
Advertising costs are generally charged to expense in the period incurred.

WARRANTY COSTS
The Company provides for estimated warranty costs as products are shipped.

3. ACQUISITIONS

     On September 30, 1993, the Company acquired all of the outstanding share interests of Mac Audio Electronic GmbH ("Mac Audio"), headquartered in Germany. Mac Audio designs and markets automotive aftermarket speakers, amplifiers and receivers.

     The cash purchase price of 17.9 million Deutsche Marks (approximately $10,700) includes $300 of capitalized acquisition costs. In addition, $7,100 in cash and cash equivalents were acquired and liabilities of $8,500 were assumed in conjunction with the acquisition. The acquisition was accounted for using the purchase method and the results of Mac Audio have been consolidated with the Company since September 30, 1993. The acquisition was made by a wholly-owned subsidiary of the Company.

     Summarized below are the unaudited pro forma results of operations of the Company as though Mac Audio had been acquired at the beginning of each of the fiscal years ended February 28, 1994, and 1993, respectively. Adjustments have been made for interest attributable to the financing of the transaction, and the amortization of goodwill.

                                    Year Ended       Year Ended
                                   February 28,     February 28,
                                      1994             1993
                                   (UNAUDITED)      (UNAUDITED)
                                   -----------      -----------
Revenues . . . . . . . . . . .     $232,017          $204,272
Net Income . . . . . . . . . .       $4,187            $5,770
Net Income per Share . . . . .        $0.73             $1.00



     The pro forma financial information presented above is not necessarily indicative of either the results of operations that could have occurred had the acquisition taken place at the beginning of each of the fiscal years shown, or of future results of operations of the combined operations.

     The Company acquired an additional 10% ownership in Entel s.r.l. during fiscal 1993 from one of the joint venure partners, bringing the total ownership to 55%. Subsequently, during fiscal 1994 the Company acquired the remaining equity interest of Entel s.r.l. from its Italian joint venture partner in exchange for cash and the Company's equity interest in A.E.B. s.r.l.. No gain or loss was recorded in conjunction with the disposition of the Company's interest in A.E.B. s.r.l.. The acquisition of the minority interest in Entel s.r.l. and disposal of the minority interest in A.E.B. s.r.l. were accounted for under APB 16 and did not have a material impact on the Company's results of operations for the year ended February 28, 1994, or its financial position at February 28, 1994.


4. INVENTORIES

Inventories consist of the following:




                                              February 29, February 28,
                                                   1996       1995
                                                  -------    ------
Raw materials and fabricated
   parts . . . . . . . . . . . . . . . . . . . .  $11,894   $15,227
Work in process. . . . . . . . . . . . . . . . .    2,133     2,425
Finished goods . . . . . . . . . . . . . . . . .   27,818    35,520
                                                  -------   -------
                                                   41,845    53,172
Less allowance to reduce to
   LIFO basis. . . . . . . . . . . . . . . . . .   (2,230)   (2,705)
                                                  -------   -------
                                                  $39,615   $50,467
                                                  -------   -------
                                                  -------   -------


     The allowance to reduce to LIFO basis approximates the excess of replacement cost over LIFO value.

     During fiscal 1996 inventory quantities were reduced, which resulted in a liquidation of LIFO inventory layers carried at lower costs which prevailed in prior years. The effect of the liquidations for fiscal 1996 was to decrease cost of goods sold by approximately $671,000 and to decrease net loss by $423,000 or $0.07 per share.

5. BORROWING ARRANGEMENTS

     The Company has short-term borrowings under various financing arrangements at February 29, 1996 and February 28, 1995 as follows:

                                            1996                   1995
                                          -------                 -------

Borrowings under a $50 million
multi-currency revolving credit
facility expiring on May 31, 1997,
including one one-year renewal
options, bearing interest at the
lender's base rate or at LIBOR plus
the applicable LIBOR margin which
ranged from 6.75%  to 8.50%  at
February 29, 1996 and 7.18% to 9.00%
at February 28, 1995.                      $13,800                $20,600

Borrowings under various foreign
lines of credit, expiring on various
dates though fiscal 1997, bearing
interest from 7.75% to 14.0% and
5.75% to 12.5% at February 29, 1996
and February 28, 1995, respectively         11,591                 8,398

Promissory note to Recoton Corporation
due on the earlier of January 3, 1997
or per the provision of the agreement
and plan of merger (see Note 16) dated
as of January 3, 1996 together with
interest payable at a rate equal to the
U.S. Treasury Department's equivalent,
on a semi-annual basis, to the applicable
short-term rate as defined in Section
1274 (d) of the internal revenue code
(approximately 6.0% at February 29,
1996).                                      2,000                     ---
                                          -------                 -------


Total short-term borrowings               $27,391                 $28,998
                                          -------                 -------
                                          -------                 -------


     At February 29, 1996, the Company had outstanding borrowings supported by the multi-currency revolving credit facility (the "facility") totaling $13,800, outstanding letters of credit totaling $8,100 leaving available borrowings under the agreement of $28,100. The facility requires payment, on a quarterly basis, of commitment fees of .25% on the unused commitment facility. The facility contains certain restrictive covenants, which, among other things require the maintenance of certain financial ratios. At February 29, 1996, the Company was not in compliance with the interest and rent coverage ratio and the current ratio contained within the facility agreement. On May 24, 1996, the Company entered into an agreement amending its multi-currency credit facility which provides a waiver covering non-compliance at February 29, 1996. The amendment reduces the revolving credit commitments from $50.0 million to $35.0 million and increases the interest rate on LIBOR-based borrowings by 1%.

     The weighted average interest rate on short-term borrowings was 9.34% and 8.64% for the years ended February 29, 1996 and February 28, 1995, respectively.

     Long-term debt as of February 29, 1996 and February 28, 1995 consists of the following:


                                         1996           1995
                                          ----           ----

Borrowings under senior note,
maturing on May 30, 2004, with
principal payments of approximately
$2.1 million commencing on May 30,
1998 and payable each May 30 until

maturity, bearing a fixed interest
rate of 8.02%                            $15,000               $15,000

Mortgage note, maturing on July 1,
2007, bearing interest at 9.5% and
other miscellaneous borrowings               908                   996

Less long term debt reclassified
  as current                             (15,000)
Less current portion                         (49)                 (115)
                                          -------              -------

                                           $ 859               $15,881
                                          -------              -------
                                          -------              -------


     The proceeds of the senior note were primarily used to repay the Company's acquisition debt. The senior note agreement contains certain restrictive covenants, which, among other things require the maintenance of certain financial ratios. At February 29, 1996 the Company was not in compliance with the fixed charge coverage ratio contained in the senior note agreement. The Company has recieved a waiver of this requirement at February 29, 1996. Based on current projections, though, it does not appear that the Company will be in compliance with the covenant during fiscal 1997 and as such the Company has reclassified the $15.0 million senior note from long-term to current. In the event of future noncompliance with specified ratios, the Company will be required to obtain waivers to avoid debt payment acceleration.

     Aggregate maturities on long term debt are as follows:


                   Year ending              Amount
                   -----------              ------

                     1997                   15,049
                     1998                       48
                     1999                       52
                     2000                       57
                     2001                       62
                     2002 and thereafter       640


6. LEASES

     The Company leases certain office facilities and equipment under noncancelable operating leases with terms of more than one year. The leases require annual rental plus the payment of property taxes, normal maintenance and insurance on the properties.

     The total minimum annual rental commitment at February 29, 1996 under the aforementioned leases is as follows:


          1997 . . . . . . . . . . . . . . . . . .  $2,247
          1998 . . . . . . . . . . . . . . . . . .   2,204
          1999 . . . . . . . . . . . . . . . . . .   1,978
          2000 . . . . . . . . . . . . . . . . . .   1,581
          2001 . . . . . . . . . . . . . . . . . .   1,095
          2002 and beyond. . . . . . . . . . . . .     690
                                                    ------
          Total. . . . . . . . . . . . . . . . . .  $9,795
                                                    ------
                                                    ------


Rent expense for the years ended February 29, 1996 and February 28, 1995 and 1994 was $2,850, $2,536 and $2,824, respectively.


7. RETIREMENT PLANS

     The Company provides benefits to all eligible employees under a defined contribution profit sharing plan. The profit sharing contribution consists of an amount equal to 5% of eligible wages for each eligible employee. In addition, the Company may elect to make an additional contribution at its discretion, subject to the limits set by law. Eligible employees may elect to defer up to 6% of their salary under the 401(k) provision of the plan. The Company contributes an additional 50% of the amount deferred. For the years ended February 29, 1996, and February 28, 1995 and 1994, the Company has recorded expense under this plan of $2,150, $3,979 and $3,384, respectively.


8. STOCK OPTION AND STOCK PURCHASE PLAN

     The International Jensen Incorporated Management Stock Plan (the Plan), adopted in June 1989, provides equity ownership of up to 212,500 shares of the Company's common stock to officers and key executive employees (managers).

     In accordance with the Company's Stock Option Plan, adopted in October 1989, and the 1991 Stock Incentive Plan, adopted in December 1991, options to purchase 529,200 shares of common stock can be granted to outside directors, officers and employees of the Company. The options are exercisable at the fair market value at the date of grant. During Fiscal 1996 the Stockholders approved an amendment to the 1991 stock incentive plan to increase the aggregate number of shares authorized by the plan by 400,000 shares.

     During fiscal 1995, the Company adopted a stock option and purchase plan for non-employee directors. Each participant received an option to purchase 3,000 shares of common stock on the effective date of the plan and an option to purchase 1,000 shares of common stock on January 1 of each year in which he or she continues to serve as a non-employee director. The options are exercisable at the fair market value at the date of the grant.

    A summary of option activity is as follows:



Option Price
                                            Shares   Range per Share
                                           --------  ----------------
Outstanding at February 29, 1993           274,800   $4.14 - $11.50
Options granted . . . . . . . . . . . . .   82,900    6.50 - 7.25
Options exercised . . . . . . . . . . . .  (10,537)   4.14 - 5.08
Options canceled. . . . . . . . . . . . .  (22,232)   5.08 - 11.50
                                           --------
Outstanding at February 28, 1994           324,931    4.14 - 11.50
Options granted . . . . . . . . . . . . .   99,800    7.88 - 9.75
Options exercised . . . . . . . . . . . .  (10,573)   4.14 - 7.25
Options canceled. . . . . . . . . . . . .  (21,058)   5.08 - 11.50
                                           --------
Outstanding at February 28, 1995           393,100    4.14 - 11.50
Options granted . . . . . . . . . . . . .   83,900    7.25 - 8.50
Options exercised . . . . . . . . . . . .  (17,467)   4.14 - 7.25
Options canceled. . . . . . . . . . . . .  (63,075)   4.14 - 11.50
                                           --------
OUTSTANDING AT
     FEBRUARY 29, 1996                     396,458   $4.14 - $11.50
                                           --------
                                           --------

9. INCOME TAXES

The (benefit from) provision for income taxes consists of the following:


                    Year Ended   Year Ended    Year Ended
                    February 29, February 28, February 28,
                         1996       1995        1994
                         -----      -----       -----
Federal:
   Current . . . . .   ($1,800)     $933      $1,759
   Deferred. . . . .       152     1,496      (1,478)
                       -------     -----      ------
                        (1,648)    2,429         281
                       -------     -----      ------
State:
   Current . . . . .       167       352         592
   Deferred. . . . .       117       356        (502)
                       -------     -----      ------
                           284       708          90
                       -------     -----      ------

Foreign
   Current . . . . .     3,056     1,135         265
   Deferred. . . . .    (2,210)        7         233
                       -------     -----      ------
                           846     1,142         498
                       -------     -----      ------

Total (benefit from)
   provision for
   income taxes . . .    ($518)   $4,279        $869
                       -------     -----      ------
                       -------     -----      ------


The differences between the statutory federal income tax rate and the effective tax rate for operations are as follows:


                                Year Ended      Year Ended    Year Ended
                                February 29,   February 28,  February 28,
                                   1996           1995          1994
                                 --------       --------       -------
Income (loss)


  before income taxes
  United States . . . . . . .    ($2,488)         $8,543        $2,653
  Foreign . . . . . . . . . .      1,087           2,678        (2,212)
                                 -------          ------         ------
  Total . . . . . . . . . . .    ($1,401)        $11,221        $  441
                                 -------          ------         ------
                                 -------          ------         ------

Statutory federal
   income tax . . . . . . . .      ($476)         $3,815          $150
State taxes net of
   federal benefit. . . . . .        189             528            39
Inability to utilize
   foreign net
   operating losses . . . . .        ---             ---         1,264
Foreign taxes in
  excess of U.S.
  rate. . . . . . . . . . . .        476             231           ---
Difference in
   book and tax
   basis, related to
   acquisition
   adjustments. . . . . . . .      (526)            (526)         (526)
Other items . . . . . . . . .      (181)             231           (58)
                                 -------          ------         ------
   Total. . . . . . . . . . .     ($518)          $4,279          $869
                                 -------          ------         ------
                                 -------          ------         ------


The components of the net deferred tax balances, as of February 29, 1996, and February 28, 1995 were as follows:



                                                  Year Ended      Year Ended
                                                  February 29,   February 28,
                                                       1996         1995
                                                    ----------   -----------
Deferred tax assets:
  Net operating losses and credit
     carryforwards . . . . . . . . . . . . . . . . .  $2,812       $1,496
  Allowance for doubtful accounts  . . . . . . . . .     658          615
  Inventory reserves . . . . . . . . . . . . . . . .   1,309        2,226
  Warranty reserves. . . . . . . . . . . . . . . . .   1,116        1,059
  Health insurance reserves. . . . . . . . . . . . .     441          521
  Other accrued liabilities. . . . . . . . . . . . .   2,250        2,195
  Tax over book basis in foreign subs. . . . . . . .     131          618
  Other capital loss items . . . . . . . . . . . . .     680          660
  Tax over book basis in foreign jurisdictions . . .     675          ---
  Valuation allowance. . . . . . . . . . . . . . . .  (1,211)      (1,451)
                                                      ------       ------
  Total deferred tax asset . . . . . . . . . . . . .   8,861        7,939
                                                      ------       ------
Deferred tax liabilities
  Tax over book LIFO reserve . . . . . . . . . . . .     283          246
  VEBA deposit . . . . . . . . . . . . . . . . . . .     534          507
  Fixed assets . . . . . . . . . . . . . . . . . . .     518           66
  Book over tax basis in foreign
     jurisdictions . . . . . . . . . . . . . . . . .     ---        1,936
                                                      ------       ------
  Total deferred tax liability . . . . . . . . . . .   1,335        2,755
                                                      ------       ------
Net deferred tax asset . . . . . . . . . . . . . . .  $7,526       $5,184
                                                      ------       ------
                                                      ------       ------



                                          Gross Asset Valuation      Net Asset
                                          (Liability) Allowance     (Liability)
                                          ----------- ---------     -----------
Year ended February 29,
  1996
Current deferred asset. . . . . . . . . .  $4,372        (657)         $3,715
Long-term deferred
  asset . . . . . . . . . . . . . . . . .   4,826        (554)          4,272
Current deferred
  liability . . . . . . . . . . . . . . .    (441)        ---            (441)
Long-term deferred
  liability . . . . . . . . . . . . . . .     (20)        ---             (20)
                                          --------   --------          ------
Total . . . . . . . . . . . . . . . . . .  $8,737     $(1,211)         $7,526
                                          --------   --------          ------
                                          --------   --------          ------

Year ended February 28,
   1995

Current deferred asset. . . . . . . . . .   $5,332      ($903)         $4,429
Long-term deferred
  asset . . . . . . . . . . . . . . . . .    3,805       (548)          3,257
Current deferred
  liability . . . . . . . . . . . . . . .     (295)       ---            (295)
Long-term deferred
  liability . . . . . . . . . . . . . . .   (2,207)       ---          (2,207)
                                          --------   --------          ------
Total . . . . . . . . . . . . . . . . . .   $6,635    $(1,451)         $5,184
                                          --------   --------          ------
                                          --------   --------          ------


The Company has recorded a partial valuation allowance against certain domestic deferred tax assets since it does not believe that the realization of certain assets is more likely than not. A valuation allowance has been recorded against deferred tax assets relating to foreign net operating losses and certain capital loss carryforwards as a result of the uncertainty of their ultimate utilization. The valuation allowance decreased during the current year due predominantly to utilization of foreign losses. Domestic net operating losses and credit carryforwards begin to expire in the year s 2000-2011. Foreign net operating losses expire in the year 1998.

10. COMMITMENTS AND CONTINGENCIES

     The Company is from time to time a defendant in various lawsuits and claims arising out of conduct of its business, including those relating to commercial transactions and environmental, health and safety matters. The Company believes, however, that none of these actions either individually, or in the aggregate will have a material adverse effect on the Company's financial position or results of operations. (See Note 16)

11. CUSTOMER DATA

     The Company's accounts receivable are primarily composed of amounts due from customers whose principal business is in the automotive and retail industries.

     The account balance of the Company's largest customer, Ford, was approximately 14%, 14%, and 15% of total trade accounts receivable at February 29, 1996 and February 28, 1995 and 1994, respectively. Domestic revenue generated from this customer amounted to approximately $52,000, $56,000, and $48,500 for the years ended February 29, 1996 and February 28, 1995 and 1994, respectively. Five key customers accounted for approximatley 44% of the Company's net sales in Fiscal 1996. Management considers the Company's relationship with each of these key customers to be good, except for recent developments concerning Ford's commodity speaker program which could result in a substantial reduction in the amount of sales to Ford in the future. The loss of any one of these customers or a substantial reduction in the Ford business could have a material adverse affect on the Company's financial position or results of operations.

     Domestic revenue generated from export sales approximated $8,000, $15,000, and $21,000 for the years ended February 29, 1996, February 28, 1995 and 1994, respectively.

12. FOREIGN OPERATIONS

The Company's geographic area  information is as follows:

                            Domestic    Europe      Eliminations     Total
                            --------    ------      ------------     -----

Sales . . . . . . . . .    $190,514    $59,818         ($637)       $249,695
Operating
  income. . . . . . . .        (535)     3,388          (183)          2,670
Net (loss) income . . .      (1,127)       430          (186)           (883)
Total assets. . . . . .     104,668     48,173       (20,207)        132,634



The Company's European subsidiaries principally operate in Germany and Italy. Net assets of the European subsidiaries approximate $9.9 million.


13. QUARTERLY SUMMARY OF OPERATIONS (UNAUDITED)

     The following quarterly summary of operations is unaudited. In the opinion of the Company's management, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the interim periods presented, have been included.


                                   First      Second        Third     Fourth
                                  Quarter     Quarter      Quarter    Quarter
                                  --------   ---------     --------   --------
Year ended
 February 29, 1996

  Net sales . . . . . . . . . . .  $65,284     $60,582     $68,257    $55,572
  Gross profit. . . . . . . . . .   17,851      16,317      18,133     14,329

  Operating income
      (loss). . . . . . . . . . .    2,054         356       1,500     (1,240)
  Income (loss) before
    provision for (benefit from)
    income taxes. . . . . . . . .    1,217        (551)        239     (2,306)
  Net income  (loss). . . . . . .      767        (347)        150     (1,453)
  Quarterly earnings (loss) per
    share . . . . . . . . . . . .     0.13       (0.06)       0.03      (0.25)

Year ended
 February 28, 1995
  Net sales . . . . . . . . . . .  $67,892     $58,205     $69,492    $57,183
  Gross profit. . . . . . . . . .   20,501      17,171      19,827     16,886
  Operating income. . . . . . . .    5,532       2,581       3,715      1,889
  Income before
    provision for
    income taxes. . . . . . . . .    4,902       1,914       3,186      1,219
  Net income. . . . . . . . . . .    2,753       1,206       2,008        975
  Quarterly earnings per
    share . . . . . . . . . . . .     0.48        0.21        0.35       0.17


14. RESTRUCTURING

     Effective during the third quarter of fiscal 1994 the Company elected to discontinue a number of products in the Acoustic Research line due to poor market acceptance and to close the Canton, Massachusetts facility and consolidate remaining operations with other operations of the Company. The provision of $6,200 consisted of a valuation allowance to write down finished goods and raw materials subject to the product line rationalization to net realizable value, costs for the elimination of approximately 45 employees through severance programs, and the consolidation of assembly, administration, engineering and marketing functions.

     The components of the fiscal 1994 restructuring charge were as follows:


Discontinued inventory . . . . . . $4,400
Employee severance . . . . . . . .    600
Accounts receivable. . . . . . . .    350
Cancellation of related
  lease. . . . . . . . . . . . . .    400
Fixed assets . . . . . . . . . . .    370
Other. . . . . . . . . . . . . . .     80
                                   ------
       Total . . . . . . . . . . . $6,200
                                   ------
                                   ------


     As of February 29, 1996, the actions included in the restructuring charge are substantially complete. Actual costs and charges did not materially differ from the original estimates.

15. FAIR VALUE OF FINANCIAL INSTURMENTS

     The carrying amounts of the Company's short-term borrowings approximate fair value. The fair value of the Company's senior note of $15.0 million approximates $15.0 million based on the present value of expected cash flows relating to borrowings discounted at rates currently available to the Company for long-term borrowings with similar terms and maturities.

16. MERGER /SUBSEQUENT EVENTS

     On January 3, 1996, the Company and Recoton Corporation ("Recoton") jointly announced that Recoton had agreed to acquire the Company pursuant to an Agreement and Plan of Merger (the "Merger") which was subsequently amended and restated on January 30, 1996, May 1, 1996, and most recently on May 10, 1996 (as so amended, the "Merger Agreement"). The Merger Agreement provides holders of shares of the Company's common stock with the right to elect to receive cash for some or all of such shares of the Company and/or to elect to receive Recoton common shares for some or all of such shares of the Company, subject in each case to pro rata adjustments if either the cash or stock elections are oversubscribed. In the event that the Average Recoton Share Price (as defined in the Merger Agreement) is less than $16.00, or is at least $16.00 and the Merger is not a Qualifying Merger (as defined below), the Merger would be an all cash transaction rather than a cash and stock transaction.

     The price per share to be offered by Recoton to the Company's stockholders pursuant to the Merger Agreement is $10.00 per share, except that the price per share to be offered by Recoton to each of Robert G. Shaw and William Blair Leveraged Capital Fund, L.P. ("WBLCF") is $8.90 per share. Subject to certain adjustments, the percentage of the Company's common stock to be converted to Recoton common shares is approximately 45% and the corresponding percentage to be converted into cash is approximately 55%, with the Merger intended to qualify as a reorganization under the Internal Revenue Code (a "Qualifying Merger") and to be treated as a tax-free transaction for federal income tax purposes to the extent Recoton common shares are received in exchange for shares of the Company's common stock. The number of shares of the Company's common stock to be converted into Recoton common shares may be adjusted upward, but in no event to more than 50% of the outstanding shares of the Company's common stock, to the extent necessary in order to receive the tax opinion that the Merger will be a Qualifying Merger at the closing of the Merger. The Merger Agreement contains certain termination fee provisions which provide that (i) the Company is required to pay Recoton a termination fee of $1.5 million and/or documented expenses and costs of up to $2.5 million under certain circumstances and (ii) Recoton is required to pay the Company a termination fee of $1.5 million and/or documented expenses and costs of up to $2.5 million under certain circumstances.

     On January 3, 1996, in connection with and as required by the Merger Agreement, the Company and IJI Acquisition Corp. ("IJI Acquisition") entered into an agreement, subsequently amended and restated on May 1, 1996, and most recently on May 10, 1996 (as so amended, the "OEM Agreement"), pursuant to which the Company is required to sell and IJI Acquisition is required to purchase the assets associated with the Company's original equipment manufacturing business (the "OEM Business") for approximately $16.5 million (subject to certain closing date adjustments which reflect the changing levels of assets and liabilities in the ordinary course of business) plus assumption of all related liabilities; alternatively the parties may designate a purchaser for all or a portion of the Company's receivables related to the OEM Business, which purchase would take place prior to the sale of the other assets of the OEM Business, in which case corresponding reductions shall be made to the purchase price and other terms.
At April 30, 1996, the book value of the assets of the OEM Business was approximately $34.6 million and the amount of the related liabilities of the OEM Business was approximately $10.3 million. IJI Acquisition is an Illinois corporation which is wholly-owned by Robert G. Shaw, Chairman of the Board, President and Chief Executive Officer of the Company.

     On May 1, 1996, the Company and Recoton entered into an agreement, subsequently amended as of May 9, 1996, pursuant to which the Company has agreed not to agree to certain amendments to the OEM Agreement. The agreement also provides that the Company would, at Recoton's request and expense, assert whatever rights the Company may have under the OEM Agreement to seek to compel specific performance by IJI Acquisition.

     The Merger Agreement and the transactions contemplated thereby, including the Merger and the sale of the OEM Business, are subject to stockholder approval. The Company intends to mail a definitive proxy statement during the Company's second quarter of fiscal 1997 in connection with a special meeting to be held for the purpose of obtaining stockholder approval of the Merger Agreement and the related transactions (or with respect to a transaction with Emerson Radio Corp. if the Company accepts a proposal from Emerson as described below). The Merger Agreement and the related transactions must be approved by a majority of the outstanding shares of the Company's common stock, as well as a majority of the shares of the Company's common stock which are voted at the special meeting of stockholders, excluding those shares held by Robert G. Shaw.

     Simultaneous with the execution of the Merger Agreement, the Company and Recoton entered into an Exclusive World-Wide License and Option to Sell and Option to Purchase Proprietary Rights agreement, which was subsequently amended effective as of May 9, 1996 (as so amended, the "AR Agreement"). Pursuant to the AR Agreement, the Company granted to Recoton, in connection with the proposed acquisition by Recoton pursuant to the Merger Agreement, a one-year exclusive world-wide license (extendible under certain limited circumstances) to the Company's "Acoustic Research" and "AR" trademarks (collectively, the "AR Marks"). Pursuant to the AR Agreement, the Company also granted Recoton an option to purchase the AR Marks, exercisable at any time until the first anniversary of the AR Agreement (or later under certain limited circumstances), for a purchase price of $3.5 million; in addition, the Company acquired an option to sell the AR Marks to Recoton for $3.5 million, exercisable at any time after the termination of the Merger Agreement and before the first anniversary of the AR Agreement (or later under certain limited circumstances).

     Shortly after the Merger Agreement was signed by the Company and Recoton in January 1996, the Company received unsolicited acquisition proposals from Emerson Radio Corp. ("Emerson") to acquire the Company (initially excluding the OEM Business and subsequently including the OEM Business) in an all cash merger transaction. On May 13, 1996, Emerson, through its attorneys, made it most recent offer to the Company. The offer consisted of two alternatives from which Emerson indicated the Company could choose. The first alternative provides that Emerson would acquire the Company for $10.25 per share in cash for each outstanding share of the Company's common stock. The second alternative provides that Emerson would acquire the Company for $10.75 per share in cash for all shares of the Company's common stock held by persons other than Robert G. Shaw and either (i) $8.90 per share in cash for Mr. Shaw's shares; or (ii) $10.75 per share in cash for Mr. Shaw's shares in the event that Mr. Shaw purchases the OEM Business for $27.6 million. A Special Committee of the Company's Board of Directors was formed to negotiate with Emerson and is currently considering the Emerson acquisition proposals described above. However, with respect to the proposals in Emerson's second alternative in the May 13, 1996 offer, it is the opinion of legal counsel to the Special Committee that such proposals are not legally available to the Special Committee under Delaware law without Mr. Shaw's consent, which has not been obtained.

     On May 9, 1996, a stockholder of the Company filed an action in the Court of Chancery of the State of Delaware against the Company, its directors, Recoton, RC Acquisition Sub, Inc., IJI Acquisition, William Blair & Company and WBLCF seeking to enjoin the Merger. The complaint alleges (i) breaches of fiduciary duty by the Company's directors and affiliates of some of the directors by taking various actions, including approving and continuing to pursue the sale of the OEM Business to Robert G. Shaw, refusing to pursue the allegedly higher priced Emerson proposal and imposing allegedly inappropriate asset lockups and termination fees; (ii) that all of the defendants have aided and abetted the alleged breaches of fiduciary duty; and (iii) that various agreements of the Company with Recoton and others are invalid as a matter of Delaware Law. The plaintiff requests temporary and permanent injunctive and declaratory relief, rescission of various transactions, such other equitable or damage relief as the court finds proper and an award of attorney's fees and expenses. The Company believes the complaint is without basis in fact or law and based upon misleading information. The Company and its directors intend to oppose the litigation vigorously.

     On May 10, 1996, the Company filed an action in Federal District Court in Chicago, Illinois against Emerson and its President for violations of proxy solicitation rules and for breach of a confidentiality agreement with the Company. On May 14, 1996, the court entered a temporary restraining order against Emerson and its President, enjoining them from (i) further solicitation of the Company's stockholders or their representatives until Emerson has filed a Proxy Statement with the Securities and Exchange Commission which complies with the provisions of Regulation 14A of the Securities Exchange Act of 1934; (ii) making further solicitation containing false or misleading statements of material fact or material omissions; and
(iii) disclosing confidential information in violation of the confidentiality agreement. On May 20, 1996, Emerson filed a counterclaim in this action alleging that the Company and Robert G. Shaw fraudulently induced Emerson to enter into a confidentiality agreement and failed to negotiate with Emerson in good faith. Emerson requests such other equitable or damage relief as the court finds proper and an award of attorney's fees and expenses. The Company and its directors intend to vigorously pursue this claim against Emerson and to vigorously oppose the counterclaim.

     On May 22, 1996, a stockholder of the Company filed an action in the Court of Chancery of the State of Delaware against the Company, its directors, Recoton and RC Acquisition Sub, Inc., seeking to enjoin the Merger. The complaint alleges (i) breaches of fiduciary duty by the Company's directors, including allegedly failing to act in good faith to negotiate with both Emerson and Recoton, rejecting an allegedly higher priced all cash transaction with Emerson and failing to act reasonably in order to obtain the best price in the sale of the Company; and (ii) that all of the defendants have aided and abetted the alleged breaches of fiduciary duty. The plaintiff requests that the lawsuit be maintained as a class action on behalf of all public stockholders and seeks temporary and permanent injunctive and declaratory relief, rescission of the Merger should it occur, the establishment of a stockholders' committee to participate in the sale of the Company, the awarding of compensatory damages against the defendants, and such other and further relief as the court finds proper and an award of attorneys' fees and expenses. The Company believes the complaint is without basis in fact or law and based upon misleading information. The Company and its directors intend to oppose the litigation vigorously.